EXHIBIT 99.2

Dragon International Group

Dear Fellow Shareholder:

Dragon International Group has experienced substantial growth for the first nine months of fiscal 2008 as we transitioned our business for the future. We decided to exit the low margin cigarette packaging business as we focused our efforts in the food and pharmaceutical packaging business where margins and growth prospects are far more robust. In October of 2007 we acquired a 100% equity interest in Wellton International Fiber Corp. (“Wellton”), a company engaged in the distribution of paper products and pulp. This acquisition, coupled with our focus on our higher margin packaging operations has been the key driver to the significant improvement in our operating results for the first nine months of fiscal 2008.

Our revenue in the first nine months of fiscal 2008 reached $33.3 million with net income rising to $2.2 million or $0.02 per share, as compared to revenue of $13.3 million and a net loss of $350,000 in the first nine months of fiscal 2007. We are confident that the company is well positioned for continued growth for the remainder of this fiscal year which ends on June 30, 2008 and into fiscal 2009.  For fiscal 2009, management currently estimates that revenue will exceed $50 million with earnings reaching $5 million or in the range of $0.04 to $0.05 per share.

We believe that as a result of the decisions made in fiscal 2008, we are poised to take advantage of the substantial growth opportunities in specialty packaging.  We anticipate the Chinese government will continue its initiative to increase quality standards in pharmaceutical packaging which will have a positive impact on the overall growth of this industry as well as the growth of our operations.  We intend to broaden our product lines and increase our marketing efforts in order to substantially accelerate the growth of our pharmaceutical packaging operations in the coming years.  We believe that the pharmaceutical packaging industry in China will remain a high growth sector for many years to come as evidenced by the fact that its market size was roughly US$2 billion in 2007 as compared to US$30 billion in the United States. We are confident that we can grow this business significantly while maintaining healthy profit margins as we strive to increase our shareholder value. Management further believes its pulp and paper operations at Wellton will continue to grow organically and maintain a double digit growth rate for the foreseeable future.

In closing, as Chairman of Dragon International Group, I feel it is important for you to know that we are determined to maximize the value of our company for its shareholders. We head into fiscal 2009 in a strong financial position with high expectations for the future. We will continue to look for opportunistic acquisitions that will complement our current operations. We intend to focus on horizontal consolidation opportunities as we work diligently to have our company emerge as a market leader in the packaging industry. We are confident that we have the right initiatives, the correct business model and the right leadership to capitalize on the significant market opportunities we have in China. We would like to thank you for your support and look forward to maximizing the value of DRGG for you, our shareholders, in the years to come.

Sincerely,
David Wu
Chairman of the Board

No. 201 Guangyuan Road, District C Investment Pioneering Park, Jiangbei
Ningbo, China 315033 Tel: 86-574-83070703